PURCHASE/SALE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made this 14th day of February, 1995, by and between Riverside Associates, a Michign co-partnership, whose address is 79 Macomb Place, Mt. Clemens, Michigan 48043 (the "Purchaser"), and Action Real Estate Development, Inc., a Delaware corporation whose address is 460 Nixon Road, Cheswick Pennsylvania 15024-1098 (the "Seller").

                         R E C I T A L S

     A. Seller is the owner of certain vacant land located in the City of Mt. Clemens, Macomb County, Michigan and more particularly described on Exhibit A attached hereto (the "Property").

     B. Seller desires to sell and Purchaser desires to purchase the Property on the terms and subject to the conditions contained in this Agreement.

                            AGREEMENT

     NOW, THEREFORE, in consideration of the covenants, terms and conditions contained in this Agreement, Seller and Purchaser agree as follows:

                           ARTICLE 1

                          DEFINITIONS

     1.1 Definitions. When used herein, the following terms shall have the respective meanings set forth opposite each such term:

     Closing Date: June 1, 1995, or such earlier date as Purchaser may designate by at least ten (10) days prior written notice to Seller.

     Deposit: The sum of $25,000.00 which shall be placed in escrow as provided in Section 11.1 and held as earnest money subject to the terms of this Agreement.

     Effective Date: The date of the last party's execution of this Agreement; provided, however, that if the last party does not execute this Agreement and deliver a fully executed counterpart of the same to the first signing party within five (5) days after the first party's execution date, then the offer or commitment to be bound hereby by the first executing party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto.

     Escrowee: Chicago Title and Trust Company, through its agent, Philip Greco Title Company.

     Title Commitment: A commitment for an owner's title insurance policy for the Property issued by the Title Insurer in the full amount of the Purchase Price, covering title to the Property on or after the date hereof, showing Seller as owner of the Property in fee simple, subject to those exceptions which have been approved by Purchaser or waived pursuant to Sections 4.1 or 5.1 (the "Permitted Title Exceptions"), and other exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at closing and which Seller agrees to so remove at closing (the "Removable Liens").

     Title Insurer: Chicago Title Insurance Company, through its agent, Philip Greco Title Company.

                           ARTICLE 2

                       PURCHASE AND SALE

     2.1 Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell the Property to Purchaser and Purchaser agrees to purchase the Property from Seller for and in consideration of the Purchase Price.

                           ARTICLE 3

                         PURCHASE PRICE

     3.1 Purchase Price. The Purchase Price shall be One Million Fifty Thousand Dollars ($1,050,000.00) plus or minus prorations, payable as follows:

          (a) The Deposit shall be deposited with the Escrowee and, on the Closing Date, shall applied against the Purchase
     Price.

          (b) On the Closing Date, Purchaser shall pay the balance of the Purchase Price to Seller, plus or minus prorations, as hereinafter provided.

                           ARTICLE 4

                             SURVEY

     4.1 Survey. Seller shall provide to Purchaser a copy of every survey now in its possession, within five (5) days after the Effective Date. Purchaser, at its sole cost and expense, shall have the right, but not the obligation, to obtain a survey (the "Survey") sufficient to remove the survey exceptions of the Title Commitment. In the event Purchaser elects not to obtain a Survey, then the survey exceptions shall be deemed "Permitted Title Exceptions" hereunder. In the event Purchaser obtains the Survey and the Survey shows any encroachments, violation of building lines, restrictions or easements or violations or other matters indicating exceptions to title or possible rights to third parties, then Purchaser shall notify Seller in writing on or before the expiration of the Investigation Period (as defined in Article 10) stating with specificity the nature of the claimed defect. Seller shall have thirty (30) days from the date of the receipt of the notice to have the claimed defect removed from the Survey, and to deliver a revised Survey to Purchaser. If Seller fails to have the claimed defect removed from the Survey within the thirty (30) day period, Purchaser may elect, by the delivery of written notice thereof to Seller within the following five (5) days, to (i) terminate this Agreement, in which event the Deposit shall forthwith be returned to Purchaser, as its sole and exclusive remedy, and except for Purchaser's obligations under Sections 7.1 and 10.2, this Agreement shall terminate or (ii) accept the Property subject to the claimed defect. If Purchaser fails to make such election, Purchaser shall be deemed to have elected to accept the Property in accordance with (ii) above.

                           ARTICLE 5

                        TITLE COMMITMENT

     5.1 Title Commitment. No later than thirty (30) days following the Effective Date, Purchaser shall obtain the Title Commitment and forward a copy of same to Seller, at Seller's sole cost and expense. If the Title Commitment discloses exceptions to title other than the Permitted Title Exceptions or the Removable Liens, then Purchaser shall notify Seller in writing within ten
(10) days after the delivery of the Title Commitment identifying with specificity the unpermitted exception. Seller shall have thirty (30) days from the date of the delivery of the notice to have the unpermitted exceptions removed from the Title Commitment and to deliver a revised Title Commitment to Purchaser. If Seller fails to provide Purchaser with the revised Title Commitment within the thirty (30) day period, Purchaser may elect, by the delivery of written notice thereof to Seller within the following five (5) days, to (i) terminate this Agreement, in which event the Deposit shall be forthwith returned to Purchaser, as its sole and exclusive remedy, and except for Purchaser's obligations under Sections 7.1 and 10.2, this Agreement shall terminate or (ii) accept title subject to the unpermitted exceptions which have not been removed from the Title Commitment. If Purchaser fails to make such election, Purchaser shall be deemed to have elected to accept title in accordance with (ii) above. On the Closing Date, Seller shall, at Seller's sole cost and expense, cause the Title Insurer to issue an owner's title insurance policy or prepaid commitment therefor (herein a "Title Policy") pursuant to and in accordance with the Title Commitment, insuring fee simple title to the Property in Purchaser, subject to the Permitted Title Exceptions.

                           ARTICLE 6

              POSSESSION, PRORATIONS AND EXPENSES

     6.1 Possession. Possession of the Property, subject to the Permitted Title Exceptions, shall be delivered to Purchaser on the Closing Date.

     6.2 Prorations. All delinquent real estate taxes and installments of special assessments, if any, including any interest or penalty which is a lien or charge against the Property on the Closing Date, shall be charged to Seller and paid in full at Closing, unless Purchaser has agreed to take subject thereto, in which case the Purchase Price shall be reduced by a credit for such amount. Current real estate taxes and current installments of special assessments, if any, shall be prorated as of the Closing Date on the due date basis, it being agreed that such taxes and assessments are paid in advance.

     6.3 Expenses. Seller shall be responsible for the payment of all transfer taxes, title insurance premiums and charges for the issuance of the Title Policy. Purchaser shall be responsible for payment of all recording fees (other than those incurred by Seller in removing or releasing any unpermitted title exceptions) and all costs of the Survey. Except as otherwise provided herein, the fees and expenses of Seller's designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchaser's designated representatives, accountants and attorneys shall be borne by Purchaser.

                           ARTICLE 7

                AFFIRMATIVE COVENANTS OF SELLER

     7.1 Purchaser's Access to the Property. Seller shall permit representatives, agents, employees, contractors, appraisers, architects and engineers designated by Purchaser access to, and entry upon, the Property to examine, inspect, measure and test the Property for the purpose set forth in Section 10.1 hereof and for all other reasonable purposes. Purchaser shall indemnify, defend and hold Seller harmless from any loss, cost, damage, liability or expense (including actual attorneys fees and litigation expenses) caused by the activities of Purchaser or Purchaser's agents or employees under this Section 7.1. Seller shall promptly notify Purchaser in writing of any occurrence, after discovery by Seller, which Seller believes would give rise to a claim under this indemnity. If Purchaser fails to close this transaction, Purchaser shall repair, in a commercially reasonable manner, any damage to the Property caused by the activities of Purchaser, Purchaser's agents or employees under this Section 7.1, and shall restore the Property to its pre-existing condition.

                           ARTICLE 8

            REPRESENTATIONS AND WARRANTIES OF SELLER

     8.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser on and as of the Effective
Date that:

          (a) Authorization. Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.

          (b) Violations. Buyer and Seller acknowledge that the Property may be contaminated with certain "hazardous wastes or materials" regulated under certain federal and/or state environmental or other laws. As soon as practicable after the Effective Date (but in no event later than five (5) days after the Effective Date), Seller shall deliver copies of the environmental site reports listed on Exhibit B attached hereto (the "Environmental Reports"). Seller represents and warrants that the Environmental Reports are the only written reports of the environmental condition of the Property it obtained in connection with its ownership of the Property. If the contents of the Environmental Reports are objectionable to Purchaser, Purchaser shall have the right to terminate this Agreement by the deliver of written notice thereof to Seller on or before April 15, 1995, and each party, except for Purchaser's obligations under Sections 7.1 and 10.2, shall be released therefrom, in which event the Deposit shall be forthwith returned to Purchaser, as its sole and exclusive remedy.

                           ARTICLE 9

          REPRESENTATIONS AND WARRANTIES OF PURCHASER

     9.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller of the Effective Date that Purchaser has full capacity, right, power, and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto. This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.


                           ARTICLE 10

    CONDITIONS PRECEDENT AND TERMINATION; OTHER COVENANTS OF
                           PURCHASER

     10.1 Conditions Precedent. Purchaser contemplates acquiring the Property for the construction and operation of a commercial development (the "Intended Use"). Purchaser's obligations under this Agreement are subject to Purchaser's satisfaction (or waiver) that all of the following conditions (the "Conditions") have been fulfilled on or before April 15, 1995 (the "Investigation Period"):

          (a)  Purchaser may accept or waive the Survey and Title
     Commitment requirements at the times and in the manner set forth in Sections 4.1 and 5.1;

          (b) Purchaser may obtain soil tests, soil borings and percolation tests showing that the physical aspects and the condition of the Property are suitable for the Intended Use and determined that water (fire and domestic), electricity, telephone, gas and sanitary and storm sewer services presently exist at the perimeter of the Property, and that all such utilities have sufficient capacity to service the Intended Use;

          (c) Purchaser may obtain any additional environmental tests or studies confirming the absence, presence or extent of any hazardous waste or materials at, in under, on or near the Property and that the costs of remediation shall not be excessive, as determined in Purchaser's sole and absolute discretion;

          (d) Purchaser may confirm that the Property is not a designated wetland that would prevent Purchaser from the Intended Use nor are there conditions and obligations required by the Michigan Department of Natural Resources (the "DNR") or United States Environmental Protection Agency (the "EPA") which Purchaser reasonably believes would impair its value or use;

          (e) Purchaser may confirm that the Intended Use will not violate any zoning classification, land use classification, or any other building classification or requirement and that the adjoining roads and streets (existing) can be abandoned, to create a contiguous parcel for development; and

          (f) Purchaser may obtain financing for the acquisition of the Property.

     10.2 Non-Disclosure, Purchaser's Investigation and Inspection. Although Purchaser may disclose the contents of the Environmental
Reports to its environmental consultant, attorneys and financial consultants, prior to the Closing Date it may not and shall not disclose the Environmental Reports to DNR, EPA or any other person or entity without first obtaining the prior written consent of Seller. In lieu of granting such consent, Seller may, in its sole and absolute discretion, terminate this Agreement, in which event the Deposit shall be forthwith returned to Purchaser, as its sole and exclusive remedy. Nothing set forth in this Section 10.2 shall prohibit Purchaser from reporting any fact or condition which Purchaser has been advised in writing it has a legal obligation to report provided Purchaser first notifies Seller of such fact or condition and of Purchaser's intention to report the fact or condition at least twenty-four (24) hours prior to Purchaser's report. If Purchaser terminates this Agreement pursuant to this
Article 10 or otherwise, Purchaser shall deliver to Seller all copies of the Environmental Reports it or its environmental consultant may have together with copies of all reports, certificates and other documentation obtained by Purchaser with respect to the Property during Purchaser's due diligence review of the Property.

     10.3 Diligence and Environmental Remediation .   Purchaser
agrees to diligently pursue satisfying the Conditions it is required to fulfill. On the Closing Date Purchaser shall enter into an environmental remediation agreement with the Seller and its affiliates, a draft of which shall be provided to Purchaser prior to the expiration of the Investigation Period (the "Remediation Agreement"), whereby Purchaser will agree to undertake and perform an environmental remediation of the Property in full accordance with all federal and state laws, including the submission of the remediation plan to the DNR, and clean-up consistent with an approved plan. The Remediation Agreement will further provide that Purchaser will protect Seller and its affiliates from any liability in connection with the environmental condition of the Property.
The protection may be in the form of a hold harmless and indemnification agreement, appropriate bonding or insurance coverage (the terms of which shall be acceptable to Purchaser), but must be satisfactory protection in Seller's sole and absolute discretion.

     10.4 Satisfaction of Conditions. If all the Conditions have been satisfied or waived on or before the expiration of the Investigation Period, then Deposit shall become non-refundable, except as set forth in Section 11.1, and shall be delivered to Seller at closing. If any of the Conditions are not satisfied on or before the expiration of the Investigation Period, then Purchaser may, at its option, elect to terminate this Agreement by notice given to Seller not later the expiration of the Investigation Period, in which event the Deposit shall be immediately returned to Purchaser, and thereupon neither party shall have any further rights or obligations hereunder, except for Purchaser's obligations under Sections 7.1 and 10.2. If Purchaser does not elect to terminate this Agreement as herein provided, then the Conditions shall be deemed satisfied or waived and the Deposit shall become non-refundable, except as set forth in 11.1.


                           ARTICLE 11

                      ESCROW AND DEPOSITS

     11.1 Escrow and Deposits.

           (a) Deposit. Purchaser shall make the Deposit in Escrow with Escrowee within two (2) days after the Effective Date, which sums shall be refundable or non-refundable in accordance with Section 10.4. The Deposit shall be applicable to the Purchase Price at Closing.

          (b) Disbursements. The Deposit shall be retained by Escrowee for the benefit of Seller in accordance with the provisions of this Agreement. Seller shall have the right to direct Escrowee to invest the Deposit in interest-bearing securities, bank deposits and/or so-called "money market funds" established and managed by nationally recognized firms; provided, however, that the primary objective of such investment shall be to preserve the principal and insure that the same shall be timely available for disbursement as herein provided. Seller and Purchaser further agree to execute any and all directions in a timely fashion that are necessary to cause Escrowee to disburse the Deposit and any and all interest earned on the Deposit as required by any provision of this Agreement and in the following circumstances:

               (i) if Purchaser defaults in its obligations hereunder, the Deposit and the interest thereon, if any, shall be disbursed to and retained by Seller; and

               (ii) if Seller defaults in its obligations hereunder, the Deposit and the interest thereon, if any, shall be disbursed to and paid to Purchaser.

                           ARTICLE 12

                           BROKERAGE

     12.1 Brokerage. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder with respect to the transaction contemplated hereby other than Anton, Zorn & Associates (the "Broker"), whose commission shall be paid by Seller pursuant to the terms of a separate agreement. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any claim for brokerage commission or finder's fee asserted by any other person, firm or corporation claiming to have been engaged by Seller. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder with respect to the transaction contemplated hereby other than the Broker, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any other claim for brokerage commission or finder's fee asserted by any person, firm or corporation, claiming to have been engaged by Purchaser. Purchaser hereby discloses and Seller acknowledges that Gebran S. Anton, one of the principal owners of the Broker, is a general partner in a limited partnership which owns a twenty-five percent (25%) interest in Purchaser.

                           ARTICLE 13

                          CONDEMNATION

     13.1 Condemnation. If any material portion of the Property is condemned or access thereto is taken prior to the Closing Date, then either Seller or Purchaser may terminate this Agreement by notifying the other in writing of such termination within thirty
(30) days after learning of such condemnation action, in which event the Deposit shall be returned to Purchaser. If the Agreement is not terminated pursuant to the preceding sentence, the Purchase Price of the Property shall not be affected, it being agreed that if the award is paid prior to the Closing Date of this transaction, such amount shall be held in escrow and delivered to Purchaser at the time of closing; and if the award has not been paid prior to the Closing Date, then at the closing Seller shall assign to Purchaser all of Seller's right, title and interest with respect to such award and shall further execute any other instrument requested by Purchaser to assure that such award is paid to Purchaser. If Purchaser does not terminate this Agreement, it shall have the right to contest the condemnation of the Property and/or the award resulting therefrom.

                           ARTICLE 14

                            CLOSING

     14.1 Closing. The transaction contemplated hereby shall close at 10:00 A.M. on the Closing Date at the offices of the Escrowee at 118 Cass, Mt. Clemens, Michigan 48043 or on such other date, time and place as the parties may mutually agree.

     14.2 Seller's Deliveries. On the Closing Date, Seller shall deliver to the Purchaser and in exchange for the payment to Seller of the Purchaser Price (plus or minus prorations) the following closing documents:

          (a) A covenant deed from Seller conveying to Purchaser fee simple title to the Property, subject only to the Permitted Title Exceptions;

          (b)  The Remediation Agreement;

          (c) The Title Commitment recertified and updated to the Closing Date, and the Seller shall cause the Title Policy to be issued pursuant to the Title Commitment, at Seller's sole cost and expense;

          (d) A Closing Statement showing the computation of funds payable to Seller; and

          (e) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by Purchaser, Seller or the Title Insurer to fully effect and consummate the transactions contemplated hereby and/or to issue the Title Policy which, in the other parties' counsel's opinion, does not increase such party's liability or decrease such party's rights.

     14.3 Purchaser's Deliveries. On the Closing Date, Purchaser shall deliver to the Seller in exchange for Seller's deliveries as aforesaid the following:

          (a) A Closing Statement showing the computation of funds payable to Seller;

          (b)  The Remediation Agreement;

          (c)  The balance of the Purchase Price as provided in
     Section 3.1 by Purchaser's certified check or wire transfer of available funds; and

          (d) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by Purchaser, Seller or the Title Insurer to fully effect and consummate the transactions contemplated hereby and/or to issue the Title Policy which, in the other parties' counsel's opinion, does not increase such party's liability or decrease such party's rights.

                            ARTICLE 15

                             DEFAULT

     15.1 Default by Purchaser. In the event of a default by Purchaser of any of Purchaser's obligations under this Agreement, Seller shall have only the right to demand and obtain the Deposit from Escrowee, and, in the event of a default under Sections 7.1 or 10.2, the right to seek specific performance and sue for money damages for a default under Section 7.1 or 10.2.

     15.2 Default by Seller. In the event of a default by Seller of any of Seller's obligations under this Agreement, Purchaser shall have the right as it sole and exclusive remedy to either: (i) to terminate this Agreement, in which event neither party shall have any further rights or obligations hereunder and the Deposit shall be paid to Purchaser; or (ii) seek specific performance of Seller's obligations hereunder.


                           ARTICLE 16

                            NOTICES

     16.1 Notices. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant to hereto shall be in writing and shall be delivered personally with a receipt requested therefor or sent by a recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, or by telecopy and, in each case, addressed to the parties at their respective addresses set forth below, and the same shall be effective (a) upon telecopy transmission if sent via telecopy , or receipt or refusal if delivered personally; (b) one (1) business day after depositing with such an overnight courier service; or (c) two (2) business days after deposit in the mail if mailed. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.


     If to Purchaser:    Riverside Associates
                         79 Macomb Place
                         Mt. Clemens, Michigan 48043

                         Attention: Gebran S. Anton
                         Telecopy Number: (810) 469-3049

                    With a required copy to:

                         Schlenke, Staugaard & Hearsch, P.C.
                         85 Macomb Place
                         Mount Clemens, Michigan 48043

                         Attention: Francis J. Hearsch, Jr.
                         Telecopy Number: (810) 307-8904

     If to Seller:       Action Real Estate Development, Inc
                         460 Nixon Road
                         Cheswick Pennsylvania 15024-1098

                         Attention: Linda S. Wyckoff
                         Telecopy Number: (412) 782-8606

                    With a required copy to:

                         Jaffe, Raitt, Heuer & Weiss,
                            Professional Corporation
                         One Woodward Avenue, Suite 2400
                         Detroit, Michigan 48226

                         Attention: Mark P. Krysinski
                         Telecopy Number: (313) 961-8358

                           ARTICLE 17

                         MISCELLANEOUS

     17.1 Entire Agreement, Amendments and Waivers. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and all previous negotiations and understandings between Seller and Purchaser or their respective agents and employees with respect to the transaction set forth herein are merged in this Agreement. Further, this Agreement may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

     17.2 Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further actions before or after the closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

     17.3 Survival and Benefit. All representations, warranties, agreements, indemnifications and obligations of the party shall, notwithstanding any investigation made by any party hereto, survive the closing and the same shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The obligations of the parties to return or deliver or cause to be returned or delivered the Deposit, shall survive any termination of this Agreement.

     17.4 No Third Party Benefits; Assignment. This Agreement is for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns, and no third party is intended to or shall have any rights hereunder. Seller shall have the right to assign its interest under this Agreement without the consent of Purchaser provided the Assignee is also the fee owner of the Property. Otherwise, neither Seller nor Purchaser shall have the right to assign its interest under this Agreement without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.


     17.5 Interpretation.

          (a) The headings and captions herein are inserted for convenience reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

          (b) The terms "hereby", "hereof", "herein", "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the Effective date.

          (c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number and vice versa.

          (d) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

          (e) The terms "include", "including" and similar terms shall be construed as if followed by the phrase "without being limited to".

          (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (g) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day; otherwise all references herein to "days" shall mean calendar days.

          (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

          (i)  Time is of the essence of this Agreement.

          (j) For the purposes of this Agreement, the phrases, "to the best of Seller's knowledge", "to Seller's knowledge" and similar phrases shall mean all facts actually known by Seller, without any duty to investigate.

          (k) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     17.6 Foreign Seller Affidavit. Pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), Seller agrees to deliver to Purchaser, at or prior to the Closing Date, a certification as required by the Code.

     17.7 Disclosure to Internal Revenue Service. Each of Seller and Purchaser agree to cooperate fully with the other in completing of filing any disclosure documents or in otherwise satisfying any disclosure requirements of the Code.

     17.8 Discrepancy in Legal Description. The parties intend that the Property which is the subject matter hereof include all of the real property and all interest held by Seller therein. Accordingly, if prior to the delivery of the deed, it appears that the legal description of the Property set forth on Exhibit A does not include or correctly describe all such real property or interests therein or appurtenances thereto owned by Seller, the legal description of the Property to be conveyed by Seller to Purchaser hereunder shall be modified, at Seller's sole cost and expense, to correctly describe the same.

     17.9 Confidentiality. Purchaser shall not disclose the existence of this Agreement or any of the terms and provisions hereof without the prior written approval of the Seller and Purchaser shall use all reasonable efforts to keep the details of the transaction contemplated hereby strictly confidential.

     17.10 Authority. The undersigned person signing on behalf of Purchaser represents and warrants to Seller that he has the authority to act for and on behalf of Purchaser and bind Purchaser.


     IN WITNESS WHEREOF, Purchaser and Seller have caused this
Agreement to be executed by their duly authorized representatives, intending to be legally bound by the provisions herein contained.

                                   PURCHASER:

                                   Riverside Associates, a
                                   Michigan co-partnership



Dated: February 9, 1995            By:  SALVATORE COTTONE
                                        Salvatore Cottone,  Partner


                                   SELLER:

                                   Action Real Estate Development,
                                   Inc.


Dated: February 14, 1995           By: KENNETH L. CAMPBELL


                                   Its: Treasurer


                        RECEIPT OF DEPOSIT


     The undersigned does hereby acknowledge receipt of the sum of $25,000.00) Dollars, to be deposited in an interest bearing account and to be held pursuant to the terms and conditions in this Purchase Agreement.

                                   CHICAGO TITLE AND TRUST COMPANY

                                   By:  Philip Greco Title Company,
                                        Agent


Dated: February 15, 1995           By:  BRENDA MAEDIL




                            EXHIBIT A


                        Legal Description

Land in the City of Mt. Clemens, Macomb County, Michigan described as:

PARCEL 1-A: Lots 145 through 150, both inclusive, the Wood
Subdivision, according to the plat thereof as recorded in liber 2, page 100 of Plats, Macomb County Records.

PARCEL 1-B: Lots 151 through 156, both inclusive, the Wood
Subdivision, according to the plat thereof as recorded in liber 2, page 100 of Plats, Macomb County Records.

PARCEL 1-C: Lots 157 through 162, both inclusive, the Wood
Subdivision, according to the plat thereof as recorded in liber 2, page 100 of Plats, Macomb County Records.

PARCEL 2: Lot 3, Assessors Plat no. 17A, according to the plat thereof as recorded in liber 16, page 20 of Plats, Macomb County
Records.

PARCEL 3: Lot 7, Assessors Plat no. 17A, (being re-plat of Assessors Plat no. 17), according to the plat thereof as recorded in liber 16, page 20 of Plats, Macomb County Records, excepting the south 250.0 feet of said Lot 7, said exception being more particularly described as: Beginning at a point on the west side of Floral Avenue south 12 degrees 19 minutes west 266.2 feet from the southwest corner of Church and Floral Avenues: thence south 12 degrees 19 minutes west 250 feet along Floral Avenue: thence north 75 degrees 58 minutes west 727.16 feet; thence north 37 degrees 05 minutes east 271.06 feet; thence south 75 degrees 58 minutes west
613.8 feet to the point of beginning.

PARCEL 4: Lot 1, Assessors Plat no. 21, according to the plat thereof as recorded in liber 13, page 38 of Plats, Macomb County
Records.


                           EXHIBIT B

                      ENVIRONMENTAL REPORTS

  Date     Name of Firm       Title or Nature of Report

12-12-88  Earth Science       Letter report of environmental site
          Consultants, Inc.   investigation

06-14-90  WMMC, Incorporated  Letter report of site investigation and remediation activities

10-23-90  Testing Engineers   Phase I and II Environmental
          & Consultants, Inc. Site Assessments

11-15-90  Testing Engineers   Phase III Environmental Site
          & Consultants, Inc. Assessment

03-08-91  ASTI                Subsurface

03-12-91  ASTI                Remedial Action Plan Outline
                              (Revised)*

04-05-91  Michigan Depart-    Letter citing interior violations
          ment of Natural
          Resources

05-03-91  Klett Leiber        Letter response to MDNR
          Rooney & Schorling

06-19-91  WMMC, Incorporated  Analytical results from samples collected at site

06-28-91  Klett Leiber        Letter to MDNR
          Rooney & Schorling

07-23-91  NTH Consultants,    Contamination Assessment and Pro-
          LTD.                posed Remedial Option (missing
                              exhibits were not provided to
                              seller)*

07-31-91  Klett Leiber        Letter to MDNR
          Rooney & Schorling

08-02-91  WMMC, Incorporated  Water analysis

10-23-91 The Dragun Corpor- Letter review of NTH report ation

01-08-92  NTH Consultants,    Additional Investigation Outline
          LTD.

02-06-92 The Dragun Corpor- Letter of review of NTH work plan ation

03-09-92  NTH Consultants,    Letter of response to Dragun letter
          LTD.

03-16-92  NTH Consultants,    Letter review of quality control
          LTD.                data

02-02-94 Wm. Murphy Demoli- Letter of comment on environmental tion & Salvage Co. Reports*


* Reports previously delivered to and received by Purchaser.




April 7, 1995




Action Real Estate Development, Inc.
460 Nixon Road
Cheswick, Pennsylvania 15024-1098

Attention: Linda S. Wyckoff

     RE: Purchase Agreement dated February 14, 1995 between Riverside Associates, a Michigan co-partnership (the "Purchaser"), and Action Real Estate Development, Inc., a Delaware corporation (the "Seller"), covering premises in the City of Mt. Clemens, Macomb County, State of Michigan


Dear Ms. Wyckoff:

     This letter, when signed by you, will confirm our agreement to extend the Inspection Period (as defined in Section 10.1 of the Purchase Agreement) to May 15, 1995. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

     If the foregoing correctly sets forth our agreement regarding this matter, please signify below in the space provided therefore.


                                   Sincerely,

                              Riverside Associates,
                              a Michigan co-partnership

                              GEBRAN S. ANTON

                              Gebran S. Anton, Partner


The foregoing is accepted and agreed to:

Action Real Estate Development, Inc.



By: LINDA S. WYCKOFF
    Linda S. Wyckoff, Secretary

Dated: April 10, 1995